Exhibit 8.1

List of Subsidiaries

Subsidiary	Jurisdiction of Organization
Bit Brother New York Inc.	New York, USA

Urban Tea Management Inc.	New York, USA

Guokui Management Inc.	New York, USA

Bit Brother New Jersey Ltd.	New Jersey, USA

NTH Holdings Limited	British Virgin Islands

BTB Limited	Hong Kong

Mingyuntang (Shanghai) Tea Co., Ltd.	People’s Republic of China

Suzhou BTBOX Technology Co., Ltd.	People’s Republic of China

Hunan Fuhul Investment Co., Ltd.	People’s Republic of China

Qingdao Ether Continent Digital Technology Co., Ltd.	People’s Republic of China

Hunan Yi Tai Continental Holding Group Co., Ltd.	People’s Republic of China

Hunan Yi Tai Continental Digital Technology Ltd.	People’s Republic of China

Hunan Box Technology Co., Ltd.	People’s Republic of China

Hunan Mobile Box Technology Co., Ltd.	People’s Republic of China

Variable Interest Entity	Jurisdiction of Organization
Hunan Ming Yun Tang Brand Management Co., Ltd.	People’s Republic of China

Hunan Bit Brothers Holdings	People’s Republic of China